                                                                       EXHIBIT E

                          [Form of Letter Agreement]

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-------------------
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Dear        :
     -------

     Unisource Worldwide, Inc. (the "Company") considers it essential to the best interests of its stockholders to foster the continuous employment of the key management personnel of the Company. In this connection, the Board of Directors of the Company (the "Board") recognizes that the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions which it may raise, may result in the departure or distraction of key management personnel to the detriment of the Company and its stockholders.

     The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key management personnel, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from any possible change in control of the Company. The Board has also determined that it is in the best interest of the Company and its stockholders to ensure your continued availability to the Company in the event of a change in control.

     In order to induce you to remain in the employ of the Company, the Company agrees that you shall receive the severance benefits set forth in this letter agreement (the "Agreement") in the event your employment with the Company is terminated subsequent to a Change in Control (as defined in Section 2 below) under the circumstances described below.

     1. Term of Agreement. This Agreement shall be effective as of the date hereof and shall continue in effect during the period you are employed by the Company or any of its affiliates or successors and for 25 months after you cease to be so employed following a Change in Control.

     2. Change in Control. For purposes of this Agreement, the phrase "Change in Control" shall mean first to occur of the following events:

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                                       2


          (a) any "Person" or "Group" (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act")), other than any employee benefit plan sponsored by the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 25% or more of the combined voting power of the Company's then outstanding voting securities;

          (b) individuals who constitute the Board on January 1, 1999 (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to such date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee of the Company for director), but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange
     Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or "person" other than the Board, shall be, for purposes of this paragraph (b), considered as though such person were a member of the Incumbent Board;

          (c) the approval by the shareholders of the Company of a plan or agreement providing (i) for a merger or consolidation of the Company other than with a wholly-owned subsidiary and other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) for a sale, exchange or other disposition of all or substantially all of the assets of the Company; or

          (d) the adoption of a resolution by the Incumbent Board stating that a specified event or transaction shall constitute a Change in Control for purposes of this Agreement.

     3.   Termination Following Change in Control.  (a)  Definitions.
                                                         -----------

          (i) Disability. You shall be deemed to be under a Disability if you become totally and permanently disabled (as defined in the Company's Long-Term Disability Plan applicable to senior executive officers as in effect on the date hereof).

          (ii) Retirement. Termination by the Company or you of your employment based on "Retirement" shall mean termination in accordance with the Company's retirement policy, including early retirement, generally applicable to its salaried employees or in accordance with any retirement arrangement established with your written consent with respect to you.

          (iii) Cause. Termination by the Company of your employment for "Cause" shall mean termination upon (A) your willful and continued failure substantially to perform your duties with the Company (other than as a result of total or partial incapacity due to physical or mental illness or as a result of a termination by you for Good Reason) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (B) your willful engaging in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise or (C) your conviction of a felony under the laws of the United States or any state thereof. For purposes of this clause
     (iii), no act or failure to act on your part shall be deemed "willful" unless done or omitted to be done by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote (which cannot be delegated) of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in subclauses (A), (B) or (C) above, specifying the particulars thereof in detail.

          (iv) Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, any of the following:

                    (A) You are removed from your position for any reason other than by reason of your death, Disability or Retirement or for Cause;

                    (B) A material reduction in your duties, a material diminution in your position or a material adverse change in your reporting relationship from those in effect prior to the date of the Change in Control;

                    (C) The Company fails to pay you any amounts otherwise vested and due under any applicable compensation or employment plan or agreement, including any bonus, and such failure continues for ten (10) business days following notice to the Company thereof;

                    (D) A reduction in your pay or bonus opportunity as in effect immediately prior to the Change in Control or as the same may be increased from time to time;

                    (E) The failure by the Company to continue in effect any compensation plan in which you participate, including but not limited to the compensation plans in effect on the date hereof or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan providing you with substantially similar benefits) has been made with respect to such plan in connection with the Change in Control, or the failure by the Company to continue your participation therein on the same basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control;

                    (F) The failure by the Company to continue to provide you with benefits at least as favorable to those enjoyed by you under any of the Company's pension, life insurance, medical, health and accident, disability, deferred compensation or savings plans in which you were participating at the time of the Change in Control, or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control, except where such failure to provide benefit plans or fringe benefits is due to a change by the Company in such plans or benefits applicable to employees of the Company in general; or

                    (G) The failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of the Company's practice with respect to you as in effect at the time of the Change in Control; or

                    (H) The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof; or

                    (I) Any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (b) below (and, if applicable, the requirements of Subsection (a)(iii) above);

          for purposes of this Agreement, no such purported termination shall be effective; or

                    (J) Your office is relocated outside of a thirty-five (35) mile radius of your place of employment immediately prior to a Change in Control.

     (b)  Notice of Termination.  Any purported termination of your employment
          ---------------------
by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

     (c)  Date of Termination.  "Date of Termination" shall mean (i) if your
          -------------------
employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), (ii) if your employment is terminated by reason of your death, the date of your death, and
(iii) if your employment is terminated by reason of your Retirement, for Cause, for Good Reason or for any other reason (other than Disability or death), the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than thirty (30) nor more than sixty (60) days from the date such Notice of Termination is given). In the event that you terminate your employment for Good Reason, the Company shall have seven (7) calendar days after receiving the Notice of Termination to cure the "Good Reason." In the event such cure has not been effected within such seven (7) day period, your Notice of Termination shall be immediately effective in accordance with its terms. In the event the Company terminates your employment for "Cause," you shall have seven (7) calendar days after receiving the Notice of Termination to cure the "Cause." In the event such cure has not been effected within such seven
(7) day period, the Company's Notice of Termination shall be immediately effective in accordance with its terms.

     4. Compensation Upon Termination of Employment. Upon termination of your employment you shall be entitled to the following benefits:

         (a)   Termination for Cause or for Other Than Good Reason, Disability,
               ----------------------------------------------------------------
     Death or Retirement.  If your employment shall be terminated by the Company
     -------------------
     for Cause or by you other than for Good Reason, Disability, death or Retirement, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and any amounts to be paid to you pursuant to the Company's retirement and other benefit plans of the Company then in effect, and the Company shall have no further obligations to you under this Agreement.

          (b)  Termination for Retirement, Death or Disability.  If your
               -----------------------------------------------
     employment shall be terminated by the Company or by you for Retirement, or by reason of your death or Disability, the Company shall pay to you or your estate, as the case may be, your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and any other benefits shall be determined in accordance with the Company's retirement, benefit, disability and insurance programs then in effect.

          (c)  Termination for Good Reason or for Other Than Cause, Death,
               -----------------------------------------------------------
     Disability or Retirement.  If within the twenty-four (24) month period
     ------------------------
     following a Change in Control your employment with the Company shall be terminated (i) by the Company other than for Cause and other than because of your death, Disability or Retirement or (ii) by you for Good Reason, then, effective as of the Date of Termination, any employment agreement between you and the Company shall terminate and you shall not have any obligations or be entitled to any severance benefits thereunder and, in lieu of any severance benefits which you otherwise would be eligible to receive under severance plans of the Company as in effect immediately prior to the Change in Control, you shall be entitled to the benefits provided below:

                    (i) The Company shall pay you (i) your full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given, plus all other amounts to which you are entitled under any compensation or benefit plan of the Company (excluding any severance benefits under the Company's severance plan referred to above) at the time such payments are due under the terms of such plans and (ii) an amount equal to the annual target bonus (or, alternatively, equal to any guaranteed bonus if greater than the annual target bonus) for the year in which the Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of months or fraction thereof in which you were employed by the Company in such year, and the denominator of which is 12.

                    (ii) In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance to you, not later than the fifth day following the Date of Termination, upon the execution of a release, in form substantially similar to the form annexed hereto as Exhibit A, provided by the Company, a lump sum severance payment (the "Severance Payment") equal to [_] times the sum of (i) your annual base salary as in effect immediately prior to the Change in Control or, if greater, as in effect immediately prior to the Date of Termination and (ii) the amount of the target bonus in effect immediately prior to the Change in Control, assuming 100% attainment of relevant target performance for such year under the bonus plan applicable to senior company executives; provided however, that the
          amounts in (i) and (ii) shall not exceed $[    ]  for any annual
          period.

                    (iii) In lieu of participation for twenty-four (24) months following such termination in the life, medical, health and accident, and disability insurance plans of Company in which you were eligible to participate immediately prior to the Change in Control, a lump sum payment, payable at the time of the Severance Payment, in cash equal to the cost to the Company, as of the Change in Control, for providing such benefits for such period plus such additional amount that after payment of all applicable Federal, state and local taxes thereon, computed at the marginal rates , is equal to all such taxes, so computed, imposed with respect to such payment.

                    (iv) The Company shall cause you to be 100% vested in your accrued benefit under the Company's Supplemental Employee Retirement Plan (the "SERP") as of the Date of Termination and to pay to you, not later than the fifth day following the Date of Termination, in a lump sum, the present value of such benefit, calculated by the actuarial firm utilized by the Company immediately prior to the Change in Control, in accordance with the terms of the SERP and pursuant to the actuarial procedures and assumptions utilized by such actuarial firm immediately prior to the Change in Control.

                    (v) (A)   Anything herein to the contrary notwithstanding,
          in the event that it is determined that any payment or distribution by the Company to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms hereof or otherwise, other than any payment pursuant to this Section 4(c)(v)(A), (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then you shall be entitled to receive, within fifteen (15) business days following the determination described in Section 4(c)(v)(B) below, an additional payment ("Excise Tax Adjustment Payment") in an amount such that after payment by you of all applicable Federal, state and local taxes (computed at the maximum marginal rates and including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Excise Tax Adjustment Payment, you shall retain an amount of the Excise Tax Adjustment Payment equal to the Excise Tax imposed upon the Payments.

                    (B)   All determinations required to be made under this
          Section 4(c)(v), including whether an Excise Tax Adjustment Payment is required and the amount of such Excise Tax Adjustment Payment, shall be made by the accounting firm utilized by the Company immediately prior to the Change in Control, which shall provide to the Company and you detailed supporting calculations within fifteen (15) business days of the Date of Termination. Except as hereinafter provided, any determination by such accounting firm shall be binding upon the Company and you. As a result of the uncertainty in the application of
          Section 4999 of the Code at the time of the initial determination hereunder, it is possible that (x) Excise Tax Adjustment Payments which should have been made will not have been made by the Company ("Underpayment"), or (y) certain Payments will have been made which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event of an Underpayment, the Company shall promptly determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for your benefit. In the event that you discover that an Overpayment shall have occurred, the amount thereof shall be promptly repaid to the Company.

                    (vi) The Company shall also pay to you as incurred all legal and accounting fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, in seeking to obtain or enforce any right or benefit provided by this Agreement or any other compensation-related plan, agreement or arrangement of the Company) unless your claim is found by an arbitral tribunal of competent jurisdiction to have been frivolous.

                    (vii) All your options to purchase equity securities of the Company outstanding under any Company stock option or incentive plan, whether vested or unvested, shall be immediately exercisable on the Date of Termination and shall expire, to the extent not then exercised, 90 days after the Date of Termination.

          (d)  No Mitigation.  You shall not be required to mitigate the amount
               -------------
     of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise.

          (e)  Other Benefits.  In addition to all other amounts payable to you
               --------------
     under this Section 4, you shall be entitled to receive all benefits payable to you under any other plan or agreement relating to retirement benefits in accordance with the terms of such plan or agreement, provided, however, that the severance payments referred to in Section 4(c) shall be in lieu of any severance payments, or payments in lieu of notice, under any employment agreement between you and the Company entered into prior to the date hereof.

     5.   Successors; Binding Agreement.  (a)  Assumption of Agreement.  The
                                               -----------------------
Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Prior to a Change in Control, the term "Company" shall also mean any affiliate of the Company to which you may be transferred and the Company shall cause such successor employer to be considered the "Company" bound by the terms of this Agreement and this Agreement shall be amended to so provide. Following a Change in Control, the term "Company" shall not mean any affiliate of the Company to which you may be transferred unless you shall have previously approved of such transfer in writing, in which case the Company shall cause such successor employer to be considered the "Company" bound by the terms of this Agreement and this Agreement shall be amended to so provide.

     (b)  Enforceability.  This Agreement shall inure to the benefit of and be
          --------------
enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

     6. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement; provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     7. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

     8. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive law (and not the choice of law rules) of the Commonwealth of Pennsylvania.

     9. Validity. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     10. Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     11. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Philadelphia, Pennsylvania in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

     12. Continued Employment. You agree to be bound by the terms and conditions of this Agreement and to remain in the employ of the Company during any period following any public announcement by any person of any proposed transaction or transactions which, if effected, would result in a Change in Control until a Change in Control has taken place or, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change in Control. Subject to the foregoing, nothing contained in this Agreement shall impair or interfere in any way with your right to terminate your employment or the right of the Company or any subsidiary to terminate your employment with or without cause prior to a Change in Control, in which such event all rights and obligations hereunder shall immediately terminate. Nothing contained in this Agreement shall be construed as a contract of employment between the Company and you.

     13. Payment Obligations Absolute. Subject to the execution by you and the Company of mutual releases following a Change in Control and prior to payment of the Severance Payment, the Company's obligations to make all payments and honor all commitments under this Agreement shall be absolute and unconditional and shall not be affected by any circumstances including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against you.

     14. Interest on Late Payments. To the extent that any payments required to be made hereunder following a Change in Control are not made within the period specified therefor, the Company shall be liable for interest on such delayed payments at the rate of 150% of the prime rate, compounded monthly, as posted by the Morgan Guaranty Trust Company of New York, from time to time.

     15. Withholding. Payments under this Agreement will be subject to normal deductions for taxes and other legally required withholding.

     If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                              Sincerely,

                         UNISOURCE WORLDWIDE, INC.

                         By________________________
                                 Ray B. Mundt
                                 Chairman & CEO

Agreed to this _____ day of
______________, 1999


____________________________

                                 ATTACHMENT A

                          WAIVER AND RELEASE OF CLAIMS
                          ----------------------------


     In consideration of, and subject to, the payment to be made by Unisource Worldwide, Inc., (the "Company"), of the "Severance Payment" (as defined in the Agreement entered into between me and the Company on (date), I hereby waive any claims I may have for employment or re-employment by the Company or any subsidiary of the Company after the date hereof, and I further agree to and do release and forever discharge the Company or any subsidiary of the Company, and their respective past and present officers, directors, shareholders, employees and agents from any and all claims and causes of action, known or unknown, arising out of or relating to my employment with the Company or any subsidiary of the Company, or the termination thereof, including, but not limited to, wrongful discharge, breach of contract, tort, fraud, the Civil Rights Acts, Age Discrimination in Employment Act, Employee Retirement Income Security Act, Americans with Disabilities Act, or any other federal, state or local legislation or common law relating to employment or discrimination in employment or otherwise.

     Notwithstanding the foregoing or any other provision hereof, nothing in this Waiver and Release of Claims shall adversely affect (i) my rights under the Agreement (other than my rights to the Severance Payment); (ii) my rights under the Company's letter to me dated July 1, 1998, as amended on December 8, 1998;
(iii) my rights under plans, programs and arrangements of the Company or any subsidiary of the Company which are accrued but unpaid as of the date of my termination; or (iv) my rights to indemnification under any indemnification agreement, applicable law and the certificates of incorporation and bylaws of the Company and any subsidiary of the Company, and my rights under any directors' and officers' liability insurance policy covering me.

     The "Change-in-Control Payment" to be made to me pursuant to the Agreement and in consideration of this general release of claims is in addition to all other amounts, including those amounts described in the preceding paragraph, to which I may have been entitled had I not executed this Waiver and Release of
            ----      -------- ---
Claims.

     I acknowledge that I have signed this Waiver and Release of Claims voluntarily, knowingly, of my own free will and without reservation or duress, and that no promises or representations have been made to me by any person to induce me to do so other than the promise of payment set forth in the first paragraph above and the Company's acknowledgment of my rights reserved under the second paragraph above.

     I acknowledge that I have been given not less than twenty-one (21) days to review and consider this Waiver and Release of Claims, and that I have had the opportunity to consult with an attorney or other advisor of my choice and have been advised by the Company to do so if I choose. I may revoke this Waiver and Release of Claims seven (7) days or less after its execution by providing written notice to the Company.

     I understand that this Waiver and Release of Claims is not effective and that I will not receive any payment hereunder until the revocation period has expired.

     Finally, I acknowledge that I have read this Waiver and Release of Claims and understand all of its terms.


                              ____________________________________
                              (Employee's Signature)


                              ------------------------------------
                              Print Name

                              ____________________________________
                              Date Signed